Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 29, 2000, and from September 30, 1999 through February 29, 2000.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 29, 2000, and from September 30, 1999 through, February 29, 2000 with respect to securities reflected in the investment accounts of the Fund subject to the qualification that we have not completed our evaluation as to securities held in custody by Deutsche Bank in Germany in that we are still completing those securities counts.

Deutsche Asset Management.

Flag Investors International Fund, Inc

By:

Charles A. Rizzo

Treasurer

Date